Exhibit 99.2

AMETEK Acquires Virtek Vision International

Berwyn, Pa., October 31, 2024 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of Virtek Vision International, a leading provider of advanced laser-based projection and inspection systems.

Virtek specializes in the development and manufacturing of advanced 3D laser projectors, smart cameras, and quality control inspection systems, powered by AI-driven software and algorithms. Their innovative machine vision solutions provide customers with precise, virtual laser guided measurement and inspection capabilities to help automate complex assembly processes and improve manufacturing efficiencies across a wide range of aerospace, defense and industrial applications.

"We are excited to welcome Virtek to the AMETEK family," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Virtek is an outstanding acquisition and an excellent strategic fit with our Creaform business. Their strong technology capabilities nicely complement Creaform’s enabling a broader suite of automated 3D scanning and inspection capabilities supported by advance software and algorithms.”

Virtek is headquartered in Waterloo, Canada and has annual sales of approximately $40 million. Virtek will join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247